EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham	Chris Kettmann
Chief Financial Officer	Investor and Media Inquiries
(224) 521-8601	(312) 553-6716
ANIXTER INTERNATIONAL INC.
REPORTS FOURTH QUARTER NET INCOME,
INCLUSIVE OF SEVERAL UNUSUAL CHARGES,
OF $0.26 PER DILUTED SHARE ON SALES OF $1.46 BILLION
GLENVIEW, IL, February 3, 2009 — Anixter International Inc. (NYSE: AXE), a leading global distributor of communication products, electrical and electronic wire & cable, fasteners and other small parts, today reported results for the quarter ended January 2, 2009.
Financial Highlights
(In millions, except per share amounts)

	Three Months Ended			Twelve Months Ended
	Jan. 2,	Dec. 28,	Percent	Jan. 2,	Dec. 28,	Percent
	2009	2007	Change	2009	2007	Change
Net Sales	$1,458.6	$1,491.5	-2%	$6,136.6	$5,852.9	5%
Operating Income	$50.7	$114.4	-56%	$391.9	$439.1	-11%
Net Income	$9.4	$70.5	-87%	$195.7	$253.5	-23%
Diluted Earnings Per Share	$0.26	$1.69	-85%	$5.07	$6.00	-16%
Diluted Weighted Shares	36.5	41.7	-13%	38.6	42.2	-8%
Fourth Quarter Highlights
•	Sales of $1.46 billion decreased 2 percent compared to sales of $1.49 billion in the year ago quarter. Major items affecting sales included:
-	$97.5 million in unfavorable foreign exchange rate effects versus prior year

-	$49.2 million of incremental sales due to 2008 acquisitions

-	Exclusive of foreign exchange and acquisitions, year-on-year organic sales growth was 1 percent
•	Fourth quarter operating income of $50.7 million, 56 percent less than the $114.4 million reported in the year ago period, was negatively affected by lower sales in certain markets due to the challenging macroeconomic environment and the following items:
-	$24.1 million in bad debt losses associated with the bankruptcies of two major customers — NetVersant Solutions Inc. and Nortel Networks Inc.

-	$8.1 million in severance and lease write-down costs associated with actions taken in response to deteriorating economic conditions

-	$2.0 million in inventory markdowns resulting from sharply lower copper prices
•	Fourth quarter operating margins were 3.5 percent as compared to 7.7 percent in the year ago quarter. Exclusive of the items outlined in the preceding bullet, operating margins in the fourth quarter would have been 5.8 percent.
•	In addition to the after tax impact of $21.8 million for the above outlined items, net income in the fourth quarter was also negatively impacted by the following items:
-	$8.4 million in after tax foreign exchange losses due to much higher than normal levels of exchange rate volatility

-	$3.0 million, net of tax, in cash surrender value write-downs on company-owned life insurance policies due to less favorable equity and bond market performance in the fourth quarter

-	A fourth quarter 2008 effective tax rate of 54.3 percent driven by the significant drop in pre-tax income during the quarter which had the effect of raising the full year effective tax rate by 110 basis points, to 38.5 percent, as non-tax deductible expenses became a larger part of full year pre-tax income than had been previously projected
As a result of these factors and the above outlined items affecting operating profits (collectively the “Fourth Quarter 2008 Unusual Items”), net income of $9.4 million was 87 percent lower than the $70.5 million reported in the year ago quarter, which included a gain of $9.7 million related to foreign tax benefits and finalization of prior year tax returns. Excluding the Fourth Quarter 2008 Unusual Items, net income would have been $42.6 million.

•	Diluted earnings per share, inclusive of 91 cents related to Fourth Quarter 2008 Unusual Items, fell 85 percent to 26 cents from $1.69 in the year ago quarter. The 2007 quarter included a benefit of 23 cents per diluted share related to the previously mentioned foreign taxes and finalization of prior year tax returns. Excluding the effect of the Fourth Quarter 2008 Unusual Items, current quarter diluted earnings per share would have been $1.17, or 29 cents less than the $1.46 earned in the prior year period, exclusive of the previously mentioned tax benefits.

•	The fully diluted weighted share count of 36.5 million reflects a decrease of 13 percent from the 41.7 million reported in the year ago quarter due to share repurchases as well as less dilution associated with convertible bonds.

•	Cash flow generated from operations was $34.4 million, down from the $92.9 million generated from operations in the year ago quarter due to the decline in net income in the current quarter.
Fourth Quarter Sales Trends
Commenting on fourth quarter sales trends, Robert Eck, President and CEO stated, “Our fourth quarter results were negatively impacted by an accelerating decline in macro economic trends, particularly in the last few weeks of the quarter. However, when fourth quarter sales trends are evaluated without the effect of foreign exchange and acquisitions, as detailed in the attached tables, we saw both the influence of a softer economy, as well as examples of continuing near-term market strength and success with specific growth initiatives.”
“Positive fourth quarter trends included strong organic growth of 33 percent in our European wire and cable business including 47 percent organic growth in European wire and cable sales outside of the U.K. Our emerging market business also generated healthy organic growth in both Asia/Pacific and Latin America resulting in combined year-on-year organic growth of 21 percent. Lastly, our North American OEM supply sales reported organic growth of 20 percent as continued strong growth in the aerospace and defense customer base along with the implementation of new industrial customer programs more than offset customer production slowdowns,” said Eck.
“Our North American wire and cable business showed good resilience with 2 percent organic growth despite the declining macro economic environment and a very volatile spot market copper price environment,” added Eck. “Sales were affected most negatively by the softening economy in the European OEM supply business where we saw significant customer production cutbacks and extended holiday shutdowns, particularly within the U.K., which resulted in negative organic sales comparisons of 16 percent as compared to the year ago quarter. The other area of our business clearly impacted by the slowing economy was enterprise cabling and security where we had negative year-on-year organic sales comparisons of 4 percent and 8 percent in North America and Europe, respectively. Our security sales, however, continued to show good year-on-year growth albeit at slower rates than in recent quarters.”
Fourth Quarter Operating Results
“As outlined above, the deteriorating economic conditions and tight credit markets led to sales declines in select parts of our business. As a result, those conditions led to some associated unusual items that negatively affected our fourth quarter operating results,” commented Eck. “The single greatest effect was the bankruptcies of NetVersant and Nortel, which collectively caused us to take a charge of $24.1 million during the quarter for accounts receivable that we estimate will not be collectible. In markets where we experienced measureable sales declines, we were aggressive in reducing both headcount and facilities costs. Together, headcount reductions and lease write-downs resulted in a cost of $8.1 million in the quarter. We anticipate 2009 expense savings of $14.7 million associated with these actions. Lastly, while the rapidly softening economy drove down spot market copper prices in the quarter it did not have a significant effect on product pricing. However, it did necessitate the recording of a $2.0 million markdown on the carrying value of certain product lines of our wire and cable inventory in Europe. It is important to note that this adjustment is less than 1 percent of the company’s total wire and cable inventory.”
Eck continued, “The reduced sales volumes also produced some operating deleveraging in the quarter that was further compounded by the added operating expenses of the 53rd week in our fiscal year, with little noticeable incremental year-over-year sales volume in the final fiscal month of the year. The substantially lower activity levels experienced during the last few weeks of December reflected not only the normal holiday impact, but an environment where many customers scaled back all activities to conserve cash. This drop-off in sales volume late in the year also resulted in a reassessment of supplier volume incentives earned for the year that led to lower income from those programs in the fourth quarter.”
Total operating margins inclusive of $34.2 million related to the Fourth Quarter 2008 Unusual Items declined to 3.5 percent from 7.7 percent in the year ago quarter.
-	Excluding Fourth Quarter 2008 Unusual Items, operating margins would have been 5.8 percent during the quarter
North America operating margins inclusive of $26.1 million related to the Fourth Quarter Unusual Items declined to 4.5 percent from 8.6 percent in the year ago quarter as profitability was impacted by lower enterprise cabling sales and lower gross margins associated with supplier volume incentives.
-	Excluding Fourth Quarter 2008 Unusual Items, North America operating margins would have been 7.0 percent during the quarter
Europe operating margins inclusive of $8.1 million related to the Fourth Quarter 2008 Unusual Items were a negative 2.8 percent as compared to a positive 4.9 percent in the year ago quarter as Europe experienced an organic (exclusive of foreign exchange and acquisitions) sales decline of 6.0 percent, lower supplier volume incentives and an unfavorable sales mix shift.
-	Excluding Fourth Quarter 2008 Unusual Items, Europe operating margins would have been slightly positive for the quarter
Emerging Market operating margins were 8.0 percent, consistent with recent performance, and compared favorably to the 6.8 percent operating margin reported in the year ago quarter.

Twelve Month Results
•	Fiscal 2008 sales of $6.14 billion represented a 5 percent increase compared to sales of $5.85 billion in the prior year. Items impacting sales included:
-	$87.7 million of incremental sales due to acquisitions

-	Negligible full year foreign exchange rate effects versus prior year

-	Exclusive of acquisitions, sales grew at a year-on-year organic rate of 3 percent
•	Full year operating income of $391.9 million, which is 11 percent lower than the $439.1 million reported in the prior year, was negatively affected by the following unusual items:
-	$4.2 million in costs associated with the retirement of the former CEO

-	$24.1 million in bad debt losses associated with the bankruptcies of two major customers — NetVersant Solutions Inc. and Nortel Networks Inc.

-	$8.1 million in severance and lease write-down costs incurred in response to the deteriorating economic conditions

-	$2.0 million in inventory markdowns resulting from sharply lower copper prices
•	Fiscal 2008 operating margins were 6.4 percent as compared to 7.5 percent in the prior year. Exclusive of the items outlined in the preceding bullet, operating margins in 2008 would have been 7.0 percent.

•	In addition to the after tax impact of $24.3 million for the above outlined items, net income for the year was also impacted by the following items:
-	$13.1 million in after tax foreign exchange losses due to historic levels of exchange rate volatility

-	$4.0 million, net of tax, in cash surrender value write-downs on company-owned life insurance policies due to less than favorable equity and bond market performance during the year

-	$1.6 million of net tax benefits related to the reversal of valuation allowances associated with certain net operating loss carryforwards in the first quarter of 2008
As a result of these items and the above outlined items affecting operating profits (collectively the “ 2008 Unusual Items”), net income of $195.7 million was 23 percent less than the $253.5 million reported in fiscal 2007, which included $11.8 million of net income related to foreign tax benefits and finalization of prior year tax returns. Excluding the 2008 Unusual Items, net income was $235.5 million as compared to 2007 net income of $241.7 million, exclusive of the identified tax benefits.

•	Diluted earnings per share for fiscal 2008, inclusive of $1.03 related to the 2008 Unusual Items, fell 16 percent to $5.07 from $6.00 in the prior year. The prior year included a benefit of 28 cents per diluted share related to foreign taxes and finalization of prior year tax returns. Excluding the effect of the 2008 Unusual Items, current year diluted earnings per share would have been $6.10 as compared to the $5.73 in the prior year, exclusive of the identified tax benefits.

•	The 2008 fully diluted weighted share count of 38.6 million reflects a decrease of 8 percent from the 42.2 million reported in the prior year due to share repurchases and less dilution associated with convertible bonds.

•	Cash flow generated from operations in 2008 was $125.0 million compared to the $138.2 million generated from operations in 2007.
Cash Flow and Leverage
“In the fourth quarter we generated $34.4 million of cash from operations as compared to the $92.9 million generated in the year ago quarter. This reduction in cash flow was entirely related to the drop in net income,” said Dennis Letham, Executive Vice President-Finance. “While working capital declined significantly in the fourth quarter, this was driven almost entirely by exchange rate fluctuations. The small working capital reduction, exclusive of foreign exchange effects, is consistent with the fact that fourth quarter sales, exclusive of foreign exchange effects and acquisitions, were down just 3 percent from the immediately preceding quarter, with most of the decline occurring in the last few weeks of the year.”
“For the full year 2008, cash flow from operations totaled $125.0 million versus $138.2 million in the prior year with the difference all being attributable to lower net income given that less incremental working capital went into the business in 2008 than 2007 due to lower organic sales growth,” added Letham. “The 2008 cash flow from operations was supplemented with $196.3 million of incremental borrowings. During 2008 the company used $180.3 million of cash for acquisitions, $104.6 million for share repurchases and $32.7 million for capital expenditures.”
Letham continued, “As we manage through this slower economic period we will continue to adjust our working capital investment to reflect the near-term economic outlook. This will likely result in strong cash flow generation as the cash from net income increases without the effects of the Fourth Quarter 2008 Unusual Items and working capital investment is reduced in response to lower organic sales growth. In the short run, this cash flow will be used to reduce borrowings and enhance liquidity until an improving economy creates a more favorable environment to pursue acquisitions or other strategic actions that increase shareholder value.”
Key capital structure and credit-related statistics for the fourth quarter and year end include:
•	Year end debt-to-total capital ratio of 53.0 percent compared to 49.4 percent at the end of 2007

•	Fourth quarter weighted average cost of borrowed capital of 4.0 percent compared to 4.3 percent in the year ago quarter

•	69 percent of year end borrowings have fixed interest rates, either by terms of the borrowing agreement or through hedging contracts

•	$248.2 million of available, unused credit facilities at year end
Business Outlook
Eck said, “The accelerated global economic slowdown in the final two quarters of 2008 had an increasingly negative impact on our performance as the year drew to a conclusion. The effects on our business, however, varied widely by geography and end market. We have been responsive to the changing macro environment by implementing headcount reductions and reduced facilities commitments in those geographies and end markets where the downturn has been most pronounced. At this time it is too early to ascertain if the trends of late 2008 are continuing, stabilizing or abating. However, it is likely, based on many economic forecasts, that the next few quarters will show limited, if any, sales growth. We will continue to take appropriate actions to realign our expense structure with market realities, but always with a goal of ensuring we retain personnel and resources vital to capitalize on growth opportunities when the economy improves.”
“While we will be vigilant as to actions necessitated by the near-term economic outlook during the next few quarters, we will also remain focused on our strategic initiatives including growing our security and OEM supply businesses, further developing an industrial automation network sales effort, adding to our supply chain services offering, enlarging the geographic presence of our electrical wire & cable business, and expanding our product offering. The company is well positioned to withstand this recessionary environment and successfully execute on its strategic plan,” Eck concluded.

2009 Accounting Change
As required by Financial Accounting Standards Board Staff Position No. APB 14-1 “Accounting for Convertible Debt Instruments that May be Settled in Cash Upon Conversion (Including Partial Cash Settlement)” the company will account separately for the debt and equity components of its outstanding convertible bonds in 2009. As a result of this change, the company anticipates that diluted earnings per share for fiscal 2009 will be approximately 23 cents less than they would have been under the prior accounting rules. At the same time, the adoption of these new rules requires that the company restate its previously reported results to give effect to these new rules. The effect of this will be to reduce earnings per diluted share by 20 cents and 19 cents for fiscal 2008 and fiscal 2007, respectively, from the amounts previously reported and discussed herein.
Fourth Quarter Earnings Report
Anixter will report results for the 2008 fourth quarter on Tuesday, February 3, 2009 and broadcast a conference call discussing them at 9:30 am central time. The call will be Webcast by CCBN and can be accessed at Anixter’s Website at www.anixter.com/webcasts. The Webcast also will be available over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com, or by visiting any of the investor sites in CCBN’s Individual Investor Network (such as America Online’s Personal Finance Channel and Fidelity.com). Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The Webcast will be archived on all of these sites for 30 days.
About Anixter
Anixter International is a leading global distributor of communication products, electrical and electronic wire & cable, fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 425,000 products and over $1 billion in inventory, 3) 237 warehouses with more than 6.5 million square feet of space, and 4) locations in 271 cities in 52 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.
Safe Harbor Statement
The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.
Additional information about Anixter is available on the Internet at
www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	January 2,	December 28,	January 2,	December 28,
(In millions, except per share amounts)	2009	2007	2009	2007
Net sales	$1,458.6	$1,491.5	$6,136.6	$5,852.9
Cost of goods sold	1,121.1	1,126.9	4,693.8	4,439.6

Gross profit	337.5	364.6	1,442.8	1,413.3
Operating expenses	286.8	250.2	1,050.9	974.2

Operating income	50.7	114.4	391.9	439.1
Interest expense	(13.4)	(11.7)	(48.0)	(45.2)
Other, net	(16.7)	0.3	(25.8)	3.6

Income before income taxes	20.6	103.0	318.1	397.5
Income tax expense	11.2	32.5	122.4	144.0

Net income	$9.4	$70.5	$195.7	$253.5

Net income per share:
Basic	$0.27	$1.91	$5.52	$6.79
Diluted	$0.26	$1.69	$5.07	$6.00

Average shares outstanding:
Basic	35.3	37.0	35.4	37.3
Diluted	36.5	41.7	38.6	42.2

Geographic Segments

Net sales:
North America	$1,034.6	$1,039.0	$4,280.1	$4,106.3
Europe	275.3	321.1	1,309.4	1,274.4
Asia Pacific and Latin America	148.7	131.4	547.1	472.2

	$1,458.6	$1,491.5	$6,136.6	$5,852.9

Operating income:
North America	$46.7	$89.5	$315.1	$345.0
Europe	(7.9)	15.9	35.9	60.6
Asia Pacific and Latin America	11.9	9.0	40.9	33.5

	$50.7	$114.4	$391.9	$439.1

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets

	January 2,	December 28,
(In millions)	2009	2007
Assets

Cash and cash equivalents	$65.3	$42.2
Accounts receivable, net	1,051.7	1,215.9
Inventories	1,153.3	1,065.0
Deferred income taxes	41.3	37.6
Other current assets	32.8	18.2

Total current assets	2,344.4	2,378.9

Property and equipment, net	86.0	78.1
Goodwill	458.6	403.2
Other assets	202.7	156.0

	$3,091.7	$3,016.2

Liabilities and Stockholders’ Equity

Accounts payable	$582.1	$654.8
Short-term debt	249.5	84.1
Accrued expenses	161.9	201.0

Total current liabilities	993.5	939.9

1.0% convertible senior notes	300.0	300.0
Revolving lines of credit and other	250.0	275.0
5.95% senior notes	200.0	200.0
3.25% zero coupon convertible notes	167.5	162.2
Other liabilities	144.9	91.3

Total liabilities	2,055.9	1,968.4

Stockholders’ equity	1,035.8	1,047.8

	$3,091.7	$3,016.2

Financial Measures That Supplement GAAP
This release includes certain financial measures computed using non-Generally Accepted Accounting Principles (“non-GAAP”) components as defined by the Securities and Exchange Commission (“SEC”). The Company believes this information is useful to investors in order to provide a better understanding of the organic growth trends of the Company on a comparable basis. Management does not use these non-GAAP financial measures for any purpose other than the reason stated above.
Organic revenue growth measures revenue excluding the effects of foreign exchange and acquisitions for comparison of current period results with the corresponding period of the prior year. The Company believes that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of foreign exchange and acquisitions, which activities are subject to volatility and can obscure underlying trends. Management recognizes that the term “organic revenue growth” may be interpreted differently by other companies and under different circumstances. Although this may have an effect on comparability of absolute percentage growth from company to company, the Company believes that these measures are useful in assessing trends of the Company and may therefore be a useful tool in assessing period-to-period performance trends.
Fourth Quarter Sales Growth Trends

	Fourth	Adjustments for:		Fourth	Fourth
	Quarter	Foreign		Quarter	Quarter
	2008 Sales	Exchange	Acquisition	2008 Sales	2007 Sales	Organic
(in millions)	(as reported)	Impact	Impact	(as adjusted)	(as reported)	Growth
North America
Enterprise Cabling and Security	$536.9	$(13.6)	$—	$550.5	$572.7	-4%
Wire & Cable	353.5	(22.2)	9.3	366.4	358.9	2%
OEM Supply	149.1	(1.4)	17.3	133.2	110.9	20%
Eliminations	(4.9)	—	—	(4.9)	(3.5)	n/a

Total North America	$1,034.6	$(37.2)	$26.6	$1,045.2	$1,039.0	1%

Europe
Enterprise Cabling and Security	$98.4	$(13.3)	$—	$111.7	$121.2	-8%
Wire & Cable	53.2	(10.7)	—	63.9	48.2	33%
OEM Supply	123.7	(24.0)	20.7	127.0	151.7	-16%

Total Europe	$275.3	$(48.0)	$20.7	$302.6	$321.1	-6%

Emerging Markets	$148.7	$(12.3)	$1.9	$159.1	$131.4	21%

Anixter International	$1,458.6	$(97.5)	$49.2	$1,506.9	$1,491.5	1%

Twelve Month Sales Growth Trends

		Adjustments for:
	Year-to-Date	Foreign		Year-to-Date	Year-to-Date
	2008 Sales	Exchange	Acquisition	2008 Sales	2007 Sales	Organic
(in millions)	(as reported)	Impact	Impact	(as adjusted)	(as reported)	Growth
North America
Enterprise Cabling and Security	$2,250.2	$(0.2)	$—	$2,250.4	$2,239.0	1%
Wire & Cable	1,505.5	3.9	9.3	1,492.3	1,406.8	6%
OEM Supply	533.3	(0.2)	28.9	504.6	459.1	10%
Eliminations	(8.9)	—	—	(8.9)	1.4	n/a

Total North America	$4,280.1	$3.5	$38.2	$4,238.4	$4,106.3	3%

Europe
Enterprise Cabling and Security	$447.9	$13.7	$—	$434.2	$477.1	-9%
Wire & Cable	253.6	(4.9)	—	258.5	210.9	23%
OEM Supply	607.9	(14.8)	46.2	576.5	586.4	-2%

Total Europe	$1,309.4	$(6.0)	$46.2	$1,269.2	$1,274.4	0%

Emerging Markets	$547.1	$1.4	$3.3	$542.4	$472.2	15%

Anixter International	$6,136.6	$(1.1)	$87.7	$6,050.0	$5,852.9	3%